Exhibit 99.1
PRESS RELEASE
For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Marybeth Csaby/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1236 (Marybeth) /212-896-1206 (Rob)
dbronicki@ormat.com	mcsaby@kcsa,com/rfink@kcsa.com
ORMAT TECHNOLOGIES, INC. REPORTS SECOND QUARTER 2010 RESULTS
RENO, Nevada, August 4, 2010 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter 2010.
Second Quarter Results
For the three-month period ended June 30, 2010, total revenues were $96.3 million, a $3.2 million decrease from the second quarter of 2009. The results include a 15% increase in revenues of the Electricity Segment which was offset by the expected reduced activity in the Product Segment from a record high during 2009.
For the quarter, the Company reported a net loss of $1.5 million, or ($0.03) per share (basic and diluted), compared to net income of $16.0 million, or $0.35 per share (basic and diluted), for the same period a year ago. The decrease is principally attributable to high costs of the North Brawley power plant, a $3.1 million write-off of capitalized costs associated with an exploration prospect which we decided not to pursue, and an increase in interest expense due to a decrease in capitalized interest for projects under construction.
Other than the North Brawley power plant, our power plants performed well. The North Brawley power plant had an after tax loss of approximately $7.4 million, or $0.16 per share, for the quarter. Although measures are in process to reduce operating costs, financial improvement of the North Brawley power plant is expected only when production ramps up later in the year.
Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “The low generation and high operating costs at the North Brawley power plant had a significant impact on this quarter’s results. Presently, the plant is operating at a stable output of approximately 20MW. We expect financial improvement as the plant’s output increases toward 50 MW later in the year. We expect breakeven results for North Brawley sometime in 2011. With the strong results from the rest of our plants and the success of the enhancement programs in other facilities, most notably Puna, we expect the overall results from the Electricity Segment to improve in the coming months.”
“Important achievements occurred in several business development and financing areas that we expect will have a positive impact on our future results,” continued Dita Bronicki.
•	“We closed on approximately $142 million of 7- year senior unsecured bonds;

•	We completed the acquisition of the remaining 50% interest in the Mammoth complex and will be able to move quickly to modernize the complex and generate higher revenue from the existing field and its expansion;

•	We submitted our first application for a DOE Loan Guarantee for three geothermal projects under construction in Nevada; and

•	Secured support for the Mount Spurr project in Alaska by the passage of Alaska Senate Bill 243, which significantly reduces royalty rates paid from geothermal production on state lands, and the recent Alaska Energy Authority approval of a $2 million grant from the Renewable Energy Grant Fund to support our exploration and drilling program this summer.”
Electricity revenues for the second quarter of 2010 increased by 15% to $68.8 million from $59.8 million in the second quarter of 2009. The increase in revenues was primarily due to North Brawley being placed into service in January 2010, and increased output from Puna resulting from repair work completed in June 2010. Total output increased by 11% from 796,000 MWh in the second quarter of 2009 to 880,000 MWh in the second quarter of 2010. The average revenue rate of the Company’s electricity portfolio increased from $75 per MWh in the second quarter of 2009 to $78 per MWh in the second quarter of 2010.
Product revenues for the three-month period ended June 30, 2010 were $27.5 million, compared to $39.7 million in 2009. As noted in recent earnings releases, the Company expects revenues in the Product Segment to be down from last year’s high throughout the rest of the year.
Adjusted EBITDA for the second quarter of 2010 was $24.0 million, compared to $39.8 million in the same quarter last year. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to the Company’s unconsolidated 50% interest in the Mammoth complex in California. As further described in “Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information” below, the Company changed the method for calculating EBITDA and adjusted EBITDA beginning in the third quarter of 2009.
Cash and cash equivalents as of June 30, 2010 were $54.2 million. The Company has available committed lines of credit with commercial banks aggregating $362.5 million, of which $68.7 million is unused.
The Company submitted an application for the American Recovery and Reinvestment Act (“ARRA”) cash grant for the North Brawley power plant in June 2010 and expects to receive the funds shortly.
On August 4, 2010, Ormat’s Board of Directors approved the payment of a quarterly dividend of $0.05 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income. The dividend will be paid on August 26, 2010 to shareholders of record as of the close of business on August 17, 2010. The Company expects to pay a dividend of $0.05 per share for the third quarter of 2010.
Commenting on the outlook for 2010, Ms. Bronicki said, “We are updating our guidance to reflect the consolidation of the Mammoth complex revenues starting August 2010 and expect 2010 Electricity Segment revenues to be between $285 million and $295 million. This number does not include our share in the revenues of the Mammoth complex of approximately $6 million for the first seven months of 2010 that was accounted by the equity method. With regard to the Product Segment, we expect 2010 revenues to be between $75 million and $85 million.”
Six-Month Results
For the six-month period ended June 30, 2010, total revenues were $178.9 million, a decrease of 10.0% from $198.8 million in the same period last year. Net income for the period was $0.3 million, or $0.01 per share (basic and diluted), compared to net income of $30.5 million, or $0.67 per share (basic and diluted), in the same period last year.
Electricity Segment revenues for the six-month period ended June 30, 2010 were $134.9 million, compared to $121.9 million in the same period a year ago. Product Segment revenues for the first half of 2010 were $44.0 million, compared to $76.9 million in the same period in 2009.

Adjusted EBITDA for the six-month period was $56.1 million, compared to $77.2 million in the same period a year ago. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to the Company’s unconsolidated 50% interest in the Mammoth complex in California. As further described in “Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information” below, we changed the method for calculating EBITDA and adjusted EBITDA beginning in the third quarter of 2009.
Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10:00 A.M. EDT on Thursday, August 5, 2010. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat’s website.
A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from available from 1 p.m. EDT on August 5, 2010 through 11:59 p.m. EDT, August 12, 2010. Please call: (800) 642-1687 (U.S. and Canada) (706) 645-9291 (International) and enter the Reply code: 87735952
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1300 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2 and Peetz; in Guatemala — Zunil and Amatitlan; in Kenya – Olkaria III; and, in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
###

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Six-Month Periods Ended June 30, 2010 and 2009
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues:
Electricity	$68,807	$59,826	$134,912	$121,886
Product	27,459	39,673	44,008	76,924

Total revenues	96,266	99,499	178,920	198,810

Cost of revenues:
Electricity	63,498	44,718	118,021	88,404
Product	14,115	27,242	26,552	51,485

Total cost of revenues	77,613	71,960	144,573	139,889

Gross margin	18,653	27,539	34,347	58,921

Operating expenses:
Research and development expenses	3,614	2,487	6,881	3,288
Selling and marketing expenses	2,686	3,215	5,888	7,516
General and administrative expenses	6,996	5,582	14,016	13,117
Write-off of unsuccessful exploration activities	3,050	—	3,050	—

Operating income	2,307	16,255	4,512	35,000

Other income (expense):
Interest income	95	276	292	428
Interest expense, net	(9,426)	(4,415)	(19,140)	(7,705)
Foreign currency translation and transaction gains (losses)	(1,033)	1,044	(599)	(1,349)
Income attributable to sale of tax benefits	2,070	4,366	4,209	8,534
Other non-operating income (expense), net	79	550	(280)	400

Income (loss) from continuing operations before income taxes and equity in income of investees	(5,908)	18,076	(11,006)	35,308

Income tax benefit (provision)	3,365	(3,868)	5,922	(7,297)
Equity in income of investees, net	479	355	1,025	905

Income (loss) from continuing operations	(2,064)	14,563	(4,059)	28,916
Discontinued operations:
Income from discontinued operations, net of related tax	—	1,411	14	1,564
Gain on sale of a subsidiary in New Zealand, net of related tax	570	—	4,336	—

Net income (loss)	(1,494)	15,974	291	30,480
Net loss attributable to noncontrolling interest	57	77	110	156

Net income (loss) attributable to the Company’s stockholders	$(1,437)	$16,051	$401	$30,636

Earnings (loss) per share attributable to the Company’s stockholders — basic and diluted:
Income (loss) from continuing operations	$(0.05)	$0.32	$(0.09)	$0.64
Income from discontinued operations	0.02	0.03	0.10	0.03

Net income (loss)	$(0.03)	$0.35	$0.01	$0.67

Weighted average number of shares used in computation of earnings (loss) per share attributable to the Company’s stockholders:

Basic	45,431	45,369	45,431	45,361

Diluted	45,431	45,452	45,431	45,425

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of June 30, 2010 and December 31, 2009
(Unaudited)

	June 30,	December 31,
	2010	2009
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$54,195	$46,307
Restricted cash, cash equivalents and marketable securities	33,214	40,955
Receivables:
Trade	47,057	53,423
Related entities	518	441
Other	9,471	7,884
Due from Parent	1,347	422
Inventories	15,175	15,486
Costs and estimated earnings in excess of billings on uncompleted contracts	12,633	14,640
Deferred income taxes	3,573	3,617
Prepaid expenses and other	12,118	12,080

Total current assets	189,301	195,255
Long-term marketable securities	1,296	652
Restricted cash, cash equivalents and marketable securities	1,751	2,512
Unconsolidated investments	29,876	35,188
Deposits and other	18,754	18,653
Deferred charges	30,270	22,532
Property, plant and equipment, net	1,319,358	998,693
Construction-in-process	290,307	518,595
Deferred financing and lease costs, net	19,433	20,940
Intangible assets	40,413	41,981

Total assets	$1,940,759	$1,855,001

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$90,338	$73,993
Billings in excess of costs and estimated earnings on uncompleted contracts	11,546	3,351
Current portion of long-term debt:
Limited and non-recourse	15,493	19,191
Full recourse	12,916	12,823
Senior secured notes (non-recourse)	20,583	20,227
Due to Parent, including current portion of notes payable to Parent	—	10,018

Total current liabilities	150,876	139,603
Long-term debt, net of current portion:
Limited and non-recourse	121,694	129,152
Full recourse	70,695	77,177
Revolving credit lines with banks (full recourse)	234,395	134,000
Senior secured notes (non-recourse)	224,005	231,872
Liability associated with sale of tax benefits	71,765	73,246
Deferred lease income	72,193	72,867
Deferred income taxes	47,375	44,530
Liability for unrecognized tax benefits	5,365	4,931
Liabilities for severance pay	18,572	18,332
Asset retirement obligation	14,630	14,238
Other long-term liabilities	2,115	3,358

Total liabilities	1,033,680	943,306

Equity:
The Company’s stockholders’ equity:
Common stock	46	46
Additional paid-in capital	712,324	709,354
Retained earnings	189,627	196,950
Accumulated other comprehensive income	469	622

	902,466	906,972
Noncontrolling interest	4,613	4,723

Total equity	907,079	911,695

Total liabilities and equity	$1,940,759	$1,855,001

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and adjusted EBITDA, for the three and six-month periods ended June 30, 2010, and 2009:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net cash provided by operating activities	$10,694	$12,798	$58,934	$55,332
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	8,754	3,736	17,775	6,127
Interest income	(95)	(276)	(292)	(428)
Income tax provision (benefit)	(3,935)	4,478	(3,916)	7,967
Adjustments to reconcile net income to net cash provided by operating activities (excluding depreciation and amortization)	7,692	18,237	(18,314)	6,341

EBITDA	23,110	38,973	54,187	75,339
Interest, taxes, depreciation and amortization attributable to the Company’s equity in Mammoth-Pacific L.P.	939	834	1,912	1,823

Adjusted EBITDA	$24,049	$39,807	$56,099	$77,162

Net cash used in investing activities	$(44,033)	$(67,177)	$(109,014)	$(158,402)

Net cash provided by financing activities	$44,423	$57,533	$57,968	$114,519

We previously calculated EBITDA to exclude equity income of investees and other non-operating expense (income) and adjusted EBITDA to exclude other non-operating expense (income). In addition, we now reconcile EBITDA and adjusted EBITDA to our net cash provided by operating activities for each of the periods shown, rather than net income amounts we have used for reconciliation in prior periods. Accordingly, the information in the tables below is not directly comparable to similar reconciliation information we have reported for prior periods not reflected in the tables below. The change in the way we now calculate EBITDA and adjusted EBITDA results in higher EBITDA and adjusted EBITDA for each of the periods shown above than we would have reported using our prior method for calculating EBITDA and adjusted EBITDA. The following table shows, for each period reported above, the differences in our reported EBITDA and adjusted EBITDA resulting from the change in our method for computing these amounts.

This comparative non-GAAP information is provided to assist investors in evaluating the impact of the change in the way we calculate these amounts in performing their financial analysis of our operations for the periods presented. This information should not be considered in isolation or as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP or other non-GAAP financial measures.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
EBITDA, as previously calculated	$18,939	$30,257	$43,476	$64,615
Adjusted for inclusion:
Equity in income of investees	479	355	1,025	905
Other non-operating income (expense)	3,692	8,361	9,686	9,819

EBITDA, as currently calculated	$23,110	$38,973	$54,187	$75,339

Adjusted EBITDA, as previously calculated	$20,357	$31,446	$46,413	$67,343
Adjusted for inclusion -
Other non-operating income (expense)	3,692	8,361	9,686	9,819

Adjusted EBITDA, as currently calculated	$24,049	$39,807	$56,099	$77,162